Exhibit 99.1

NEWS RELEASE

Contact: PI Aquino
Investor Relations
(708) 483-1300 Ext. 1331

TreeHouse Foods, Inc. Appoints William J. Kelley, Jr.

as Interim Chief Financial Officer

OAK BROOK, Ill., November 7, 2019 — TreeHouse Foods, Inc. (NYSE: THS) announced today that William J. Kelley, Jr., currently Senior Vice President, Corporate and Operations Finance, has been appointed Interim Chief Financial Officer of TreeHouse, effective immediately. He replaces Matthew Foulston, who after a three-month transition period will be pursuing other career opportunities.

TreeHouse has engaged an executive search firm to review candidates for a permanent chief financial officer. The Company will be considering both internal and external candidates.

“I want to thank Matthew for his contributions during his time at TreeHouse,” said Steve Oakland, Chief Executive Officer. “He deserves a great deal of credit for helping drive the organization forward over the last three years as we streamlined our portfolio and reengineered the organization – difficult but essential tasks. As TreeHouse continues its transition to a more agile, focused, and growth-oriented enterprise, we will be best served by having a management team with expertise that aligns more closely with our future growth opportunities.” Mr. Oakland continued, “I am also delighted that Bill will be stepping into an important transition role. Bill is an accomplished finance executive who has spent more than 30 years in the food and beverage industry. He has successfully led our finance transformation program and has been responsible for the Company’s financial plans, as well as managing profit and loss on a daily basis. We are confident he will continue to be a strong financial leader during this transition period.”

Mr. Kelley joined TreeHouse in 2016 as Corporate Controller. He was previously Head of Global Audit for Kraft Heinz Company, where he worked from 2014-2016. Before that, he spent two years as Corporate Controller and Chief Accounting Officer at Hillshire Brands, the spin-off successor company to Sara Lee Corporation. From 2010 to 2012, he was Vice President and Corporate Controller at USG Corporation. He spent the previous ten years in a variety of increasingly senior finance roles at PepsiAmericas. His earlier career service included key finance and accounting roles at Arthur Andersen and Cargill.

“I have seen the Company change significantly over the past three years, and I welcome the opportunity to serve TreeHouse in this important role as we continue to execute on the next phase of our strategy,” said Mr. Kelley. “I also look forward to continuing to work with and lead our talented finance team.”

Mr. Kelley holds a B.A. in Accounting from Clark Atlanta University and an MBA in Accounting and Strategy from the University of Chicago.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading manufacturer and distributor of private label packaged foods and beverages in North America. We have over 40 production facilities across the United States, Canada and Italy, and our vision is to be the undisputed solutions leader for custom brands for our customers. Our product portfolio includes shelf stable, refrigerated, frozen and fresh products, including baked goods (cookies, crackers, pretzels, refrigerated dough, frozen waffles, in-store bakery products and snack bars); beverages (broth, single serve hot beverages, ready-to-drink coffee, creamers and powdered drinks); and meal solutions (dressings, hot cereal, macaroni and cheese, pasta, pickles, sauces and side dishes). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative-free ingredients across almost our entire portfolio. Our purpose is to make high quality food and beverages affordable to all.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.